UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 1, 2005

DREAMS, INC.

(Exact name of registrant as specified in its charter)

Utah	000-30310	87-0368170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 South University Drive, Suite 325, Plantation, Florida	33324
(Address of principal executive offices)	(Zip Code)

(954) 377-0002

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 31, 2004, the Company entered into a Forbearance Agreement with Merrill Lynch Business Financial Services (“MLBFS”), the lender under the Company’s line of credit facility. The Company line of credit expired by its terms on November 30, 2004 and MLBFS has advised the Company that it does not intend to renew the line of credit. As a result of such factors, the Company and MLBFS entered into the Forbearance Agreement. Pursuant to the terms of the Forbearance Agreement, MLBFS has agreed to forebear from the exercise of its rights and remedies under the Company’s revolving and term loan agreement documents and to permit the Company to repay the outstanding obligations over a period of time, as discussed below.

Beginning on January 1, 2005 the Company shall make monthly payments to MLBFS in the amount of $20,000. As of January 1, 2005, the Company owes approximately $5.3 million to MLBFS. The Forbearance Agreement shall terminate on April 29, 2005, at which time all sums then due and owing MLBFS shall be given payable. The Company is presently negotiating with third party lenders to replace MLBFS, although there is no assurance that such funding may be obtained, or if available on terms acceptable to Company. Equity Securities offered by the Company will not be or have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 8.01 Other Events

Dreams, Inc. (the “Company”) is a defendant in an action in the United States Bankruptcy Court for the District of Maryland in an action brought by Unitas Management, Inc. Unitas Management, Inc. has brought a claim against the Company for damages up to $419,000 based upon an alleged breach of contract. The Bankruptcy Court approved Plaintiff’s Motion for Summary Judgment and awarded Plaintiff approximately $435,000. The Company is presently working on the mechanism necessary to appeal such decision. The Company is unable to predict the results of such appeal with the effect of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2005

DREAMS, INC.

By:	/s/ David Greene
David Greene
Secretary

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